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                                                                    Exhibit 23.1


                   INDEPENDENT AUDITORS' REPORT AND CONSENT

Board of Directors and Stockholders
Enterprise Systems Inc.:

The audits referred to in our reports dated February 12, 1996, included the related consolidated financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports dated February 12, 1996 on the consolidated financial statements of Enterprise Systems, Inc. and subsidiary as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                                    KPMG Peat Marwick LLP


Chicago Illinois
July 24, 1996